UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: February 5, 2010

                 The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

102 South Main Street, Greenville, South Carolina               29601

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of The South Financial Group, Inc. announced today that effective immediately, monetary Board compensation will be as set forth below, which represents a reduction of approximately 50%. This action is undertaken in recognition of the current environment and management compensation levels.

Revised Director Compensation

Element	Current Amount	Revised Amount (retroactive to 1/1/10)

Annual Retainer	$ 45,000	$ 32,500
Board Meeting Fees (per meeting)	1,000	750 (capped at 12 meetings annually)
Chairman Retainers
Chairman of the Board	$ 50,000	$ 20,000
Vice Chairman of the Board	20,000	-
Audit Committee Chairman	25,000	12,500
Compensation Committee Chairman	20,000	10,000
Risk Committee Chairman	15,000	10,000
Committee Member Retainers (non-chairman)
Risk	$ 10,000	$ 5,000
Audit	12,500	5,000
Executive	10,000	-
Nominating	-	5,000
Compensation	10,000	5,000

Effective February 5, 2010, Donald T. Heroman resigned from the Board. Effective February 10, 2010, William P. Brant resigned from the Board. Neither person resigned as a result of any disagreement, and the Board expressed appreciation for the valuable contributions of the two individuals.

Additionally, the Board has determined to review the size and composition of the Board, with the expectation that over the next several months, Board size may be further reduced. However, this would not preclude adding new directors with specific skills appropriate for the current environment.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SOUTH FINANCIAL GROUP, INC.

February 11, 2010	By:	/s/ William P. Crawford, Jr.

William P. Crawford, Jr.

Executive Vice President, General Counsel and Secretary

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